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                                                                   EXHIBIT 10.22

                  BOARD MANUFACTURING AND TRANSITION AGREEMENT

This Board Manufacturing and Transition Agreement ("Agreement") is entered into effective as of November, 1998 (the "Effective Date"), by and between Chaparral Technologies, Inc. a Delaware corporation, having a place of business at 1951 South Fordham Street, Longmont, CO 80503 ("Purchaser"), and Adaptec, Inc., a Delaware corporation having a place of business at 691 S. Milpitas Boulevard, Milpitas, CA 95035 ("Adaptec").

                                    RECITALS

A. On November 17, 1998, Purchaser and Adaptec are entering into a certain Asset Transfer Agreement under which Purchaser shall acquire certain assets of Adaptec and license certain intellectual property and technology of Adaptec related to certain Adaptec bridge products.

B. During a transition period not to extend beyond April 30, 1999, Purchaser desires for Adaptec to perform certain manufacturing services, including purchasing, assembly and manufacture, testing, and packaging of certain of the Adaptec bridge products transferred to Purchaser under the Asset Acquisition Agreement, and to sell and ship such products to Purchaser, and Adaptec is willing to perform such services.

C. The parties desire to define the general terms and conditions governing Adaptec's manufacture of such products, and the purchase and sale of such products, all as further set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, premises and the covenants and agreements set forth in this Agreement, the parties agree as follows:

                                    AGREEMENT

     1. DEFINITIONS

        1.1 "Confidential Information" shall have the meaning set forth in the Mutual Master Non-Disclosure Agreement, dated January 21, 1998, executed between the parties ("MNDA"), attached hereto as Exhibit C, and shall include the terms and conditions of this Agreement, which shall constitute confidential information of both parties.

        1.2 "Deliver, Delivered or Delivery" means the delivery of the Products ordered pursuant to a particular Purchase Order to the Delivery Point for shipment in accordance with Purchaser's instructions.

        1.3 "Delivery Point" means the San Francisco Bay Area.

        1.4 "Lead Time" means 1) the minimum amount of time prior to the requested Delivery of each respective Product that Adaptec must receive a Purchase Order for the Product, and


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2) the maximum amount of time that Adaptec has after receiving a Purchase Order before Adaptec must Deliver the ordered Product, as specified in Exhibit A.

        1.5 "Packaging Specification" means Adaptec's standard packaging process and format for each respective Product as set forth in Adaptec's applicable standard assembly specification as may be amended from time to time by Adaptec in its sole discretion, including without limitation the use and placement of Adaptec stickers and logos on such packaging.

        1.6 "Price" means the price for each respective Product, initially as set forth in Exhibit A and Section 4, as may be adjusted from time to time in accordance with Section 4.

        1.7 "Product" means an Adaptec bridge product to be manufactured and sold by Adaptec hereunder, as set forth in Exhibit A.

        1.8 "Purchase Orders" means written or electronically transmitted purchase orders to Adaptec for the Products, including the description of the Product, quantity, Delivery Point, requested Delivery date and other relevant information relating to the order and shipment.

        1.9 "Purchaser Documentation" means the documentation to be provided to Adaptec by Purchaser for each respective Product, including the items listed on Exhibit B.

        1.10 "Purchaser Technology" means technical information specific to the Products, including Product design documentation (including Purchaser Documentation); test data; and Test Equipment.

        1.11 "Services" means the manufacturing services performed by Adaptec hereunder, including purchasing, assembly and manufacture, testing, packaging and shipping.

        1.12 "Specifications" means the respective specifications for each Product, as agreed in writing by the parties.

        1.13 "Test Equipment" means testers, fixtures, tooling, and other test equipment used in manufacture, assembly, and production test of the Products, as set forth on Exhibit B hereto.

        1.14 "Functional Test Plan" means the testing process and criteria with respect to each Product to determine whether such Product meets the Specifications.

        1.15 "Consigned Inventory" means the inventory of AIC-1160 integrated circuit products, which are owned by Purchaser and consigned to Adaptec for purposes of incorporation into Products.

        1.16 "Inventory" means the Consigned Inventory, Risk-buy Inventory, Unique Inventory and other Adaptec inventory of components for Products, partially completed Products, and completed Products consistent with Purchaser's outstanding Purchase Orders.

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        1.17 "ICT" means in circuit testing.

        1.18 "Standard Cost" means the standard cost of a component or Product, as set forth in Adaptec's SAP system, at the Effective Date or such later date as a Price of a Product may be determined in accordance with Section 4.

        1.19 "Minimum Lot Size" means the minimum quantity of each type of Product that may be manufactured at one time, as specified in Exhibit A.

        1.20 "Risk-buy Inventory" means the inventory of long lead time components used in rendering the Services, as specified in Exhibit F, ("Long Lead Time Components") which are purchased by Adaptec pursuant to Purchaser's direction for purposes of Adaptec's rendering the Services.

        1.21 "Unique Inventory" means the inventory of components which are used by Adaptec solely for the purpose of rendering the Services, as specified in Exhibit G, ("Unique Components"), which are purchased by Adaptec for the purpose of rendering the Services.

     2. TERM OF AGREEMENT

        The term of this Agreement ("Term") shall commence on the Effective Date and shall continue until the earlier of Purchaser's transition of manufacturing to another manufacturer or April 30, 1999, subject to earlier termination as provided in Section 16.

     3. MANUFACTURE OF PRODUCTS

        3.1 Manufacture of Products. During the Term, Adaptec shall use reasonable commercial efforts to manufacture the Products in accordance with the terms of this Agreement. This Agreement shall be strictly limited to the Products listed in Exhibit A and no Product shall be added to this Agreement after the Effective Date. Adaptec will commence performance of the Services with respect to a Product upon receipt of a Purchase Order therefor, including without limitation the procurement of any components required to render such Services. Adaptec shall have no obligation to procure or stock in inventory any such components prior to the receipt of a Purchase Order requiring such components. Adaptec may, at its reasonable discretion, allocate production and delivery among Adaptec's customers.

        3.2 Provision of Purchaser Documentation and Purchaser Technology. As soon as required after the Effective Date, Purchaser will deliver to Adaptec the Purchaser Documentation. Subject to the terms and conditions of this Agreement, Purchaser grants to Adaptec and its subcontractors, during the Term of this Agreement, a non-exclusive, nontransferable license to use the Purchaser Technology solely to perform the Services.

        3.3 Provision of Test Equipment. Upon the Effective Date, Purchaser consigns to Adaptec Test Equipment necessary for Adaptec to test the Products in accordance with the Functional Test Plan. Such Test Equipment shall remain the property of Purchaser, and Adaptec

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agrees to use the Test Equipment solely for the purpose of testing the Products.
Adaptec shall use reasonable commercial efforts to maintain the Test Equipment in good condition and repair, including the provision of any necessary regular maintenance. However, Adaptec shall not be responsible for any loss or damage to the Test Equipment unless it results from the negligence or willful misconduct of Adaptec or its employees. Adaptec will use reasonable efforts to monitor the capacity of existing Test Equipment and to advise Purchaser when additional Test Equipment is necessary.

        3.4 Purchase of Long Lead Time Components. Upon Purchaser's written request, Adaptec shall purchase Long Lead Time Components consistent with Purchaser's forecast and outstanding Purchase Orders. All such Long Lead Time Components shall be deemed to be "Risk-buy Inventory" and Purchaser shall assume all risk for non-use of such components.

        3.5 Reconciliation of Unique Inventory. Adaptec shall purchase Unique Components consistent with Purchaser's forecast and outstanding Purchase Orders. All such Unique Components shall be deemed to be "Unique Inventory" and Purchaser shall assume all risk for non-use of such components. At each Quarterly Review Meeting, if the per-unit price of the then-existing Unique Inventory has decreased since the last reconciliation of the Unique Inventory, Purchaser shall pay to Adaptec an amount equal to the decrease in per-unit price multiplied by the number of units in the then-existing Unique Inventory.

        3.6 Packaging. Adaptec will package each Product substantially in accordance with the applicable Packaging Specification.

        3.7 Meetings. Purchaser shall be responsible for scheduling the Quarterly Review Meeting and for preparing the agenda for discussion. Each party shall use reasonable efforts to have appropriate personnel attend such meetings in order to conduct a thorough operations review in accordance with the agenda.

        3.8 Contractors. Adaptec may retain third parties ("Contractors") and subsidiary companies ("Subsidiaries") to furnish services to it in connection with the performance of its obligations hereunder and permit such Contractors and Subsidiaries to have access to Purchaser's Confidential Information, but only to the extent and insofar as reasonably required in connection with the performance of Adaptec's obligations under this Agreement; provided that all such Contractors and Subsidiaries shall be required by Adaptec to execute a written agreement (a) sufficient to secure compliance by such Contractors and Subsidiaries with Adaptec's obligations of confidentiality concerning Confidential Information set forth in Section 17; (b) acknowledging the Contractor's or Subsidiary's obligation to assign all work product in connection with performance hereunder; and (c) effecting assignments of all Intellectual Property Rights concerning any Purchaser Technology to Purchaser. Purchaser, upon request, may review such agreements at any time before or after execution by such Contractors and Subsidiaries to ensure compliance with this Agreement.

        3.9 Consigned Inventory. Purchaser shall consign to Adaptec a sufficient quantity of the Consigned Inventory and will maintain the Consigned Inventory at sufficient levels for Adaptec to timely manufacture Products utilizing such Consigned Inventory in accordance with the applicable Lead Time and yields.

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     4. PRICING

        Subject to the terms and conditions of this Agreement, Adaptec agrees to sell the Products at the respective Prices set forth on Exhibit A. The Prices shall not include the cost of any Consigned Inventory. Any Price which is not set forth on Exhibit A initially will be set at the Standard Cost of the Product at the time of production release (exclusive of the AIC-1160), plus ten percent (10%). All Prices shall be reviewed at the Quarterly Review Meeting, and shall be adjusted including for variations in the yield of each Product such that they are approximately equivalent to the Standard Cost of the Product, plus ten percent (10%). Unless otherwise agreed to in writing by Adaptec, all Prices are exclusive of transportation and insurance costs, and all taxes, duties and assessments (except taxes levied against Adaptec's income), including state and local use, sales property and similar taxes. Purchaser agrees to pay such taxes unless Purchaser has provided Adaptec with (i) an exemption resale certificate in the appropriate form for the jurisdiction of Purchaser's place of business and any jurisdiction to which Product is to be directly shipped hereunder, or
(ii) written evidence that such sale is otherwise exempt from such taxes. In the event Adaptec is required to pay any tax, transportation, insurance, or duty charges, Purchaser shall reimburse Adaptec therefor. Where applicable, transportation and taxes shall appear as separate items on Adaptec's invoice

     5. FORECASTS, ORDERING & ADJUSTMENTS

        5.1 Forecasts. Purchaser has provided to Adaptec a forecast of Purchaser's quantity requirements for each Product for the Term ("Forecast"). Purchaser acknowledges that the Forecast will be used by Adaptec for material and manufacturing planning purposes, and that, during the Term, Purchaser shall be required to purchase the quantity of Products forecasted. The Forecast is attached hereto as Exhibit E.

        5.2 Purchase Order. On the first day of each calendar month, Purchaser shall issue a Purchase Order to Adaptec to initiate the performance of Services with respect to the Products. Each Purchase Order will be issued by Purchaser in accordance with the applicable Lead Time(s) to allow Delivery during the Term and, together with previously issued Purchase Orders, shall cover the ordering of Products to be delivered during the next three (3) months. Quantities specified in each Purchase Order shall be at least the Minimum Lot Size for each Product ordered. Adaptec shall use reasonable efforts to acknowledge the Purchase Order and to confirm the scheduled Delivery Date within forty-eight
(48) hours. No Purchase Order shall be binding until accepted by Adaptec.

        5.3 No Cancellation. Purchaser may not cancel any Products ordered or on order for Delivery and, further, must order the quantities set forth in the Forecast. Upon Purchaser's request, Adaptec will use reasonable efforts to reschedule Products scheduled for Delivery. However, such adjustment may be subject to additional costs or charges and may not be feasible for short time frames.

        5.4 Agreement Controls. Except for the Products, quantities and other matters necessary to be specified by a Purchase Order, to the extent accepted by Adaptec, the terms

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governing the manufacture, delivery, acceptance and payment for the Products will be governed by the terms and conditions of this Agreement. In the case of conflict between this Agreement and any Purchase Order, invoice, acknowledgment or similar document, the terms of this Agreement will prevail. Any remedies at law or equity not specifically disclaimed or modified by this Agreement remain available to both parties.

     6. DELIVERY, CARRIER & RISK OF LOSS

        6.1 Delivery of Product: Risk of Loss. All Products purchased hereunder shall be Delivered F.O.B. Adaptec's dock in the San Francisco Bay Area, and title and risk of loss or damage to the Products will pass to Purchaser at such Delivery Point. All quoted Delivery dates are estimates only and Adaptec shall not be liable for any failure to meet a quoted Delivery date.

        6.2 Shipment. Unless otherwise agreed by the parties, shipment costs from San Francisco and Milpitas to destinations within the United States shall be freight collect. The carrier will be selected by Adaptec. In no event shall Adaptec be liable for any delay in delivery, or assume any liability in connection with shipment, nor shall the carrier be deemed an agent of Adaptec. All claims for damages must be filed with the carrier. Shipments may be made in installments. All shipments will be made directly to Purchaser; no drop shipments shall be made under this Agreement. Unless otherwise agreed in writing or as set forth in the Packaging Specification, all Products will be packed and shipped in accordance with Adaptec's normal practices.

     7. PAYMENTS

        Upon Delivery of the Products, Adaptec will send an invoice to Purchaser identifying the Purchase Order and confirming the quantity and description of all Products that have been shipped. Purchaser will pay invoices for Products, or such other invoices as are issued under this Agreement, within thirty (30) days of receipt. Payment of invoices shall be made to Adaptec as Adaptec may direct in its invoice (or otherwise in writing). Payment does not constitute final acceptance of the Products and is subject to adjustments for errors, shortages and defects. Shipments, deliveries, and performance of the Services shall at all times be subject to the approval of Adaptec's credit department and Adaptec may at any time decline to make any shipments or deliveries or perform any Services except upon receipt of payment, or upon terms and conditions or security satisfactory to Adaptec. If shipments are delayed by Purchaser, payment shall become due, at Adaptec's option, thirty (30) days after the date Adaptec is prepared to make shipment.

     8. QUALITY AND INSPECTION

        8.1 Process and Quality. Adaptec will manufacture the Products in accordance with its general process and quality procedures currently in place for the Products.

        8.2 Yield Improvement and Problems. Adaptec will use reasonable commercial efforts to improve Product yield, but shall not be liable for Product yield except as provided in Sections 9 and 10. Purchaser acknowledges that the Prices are based on a yield of at least ninety percent (90%) acceptable Products under the Functional Test Plan. If the yield is less than ninety

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percent (90%) on any lot of Products, Adaptec shall issue a Stop Action and
Purchaser and Adaptec shall review the design details and other issues which may have contributed to the inadequate yield. As a consequence of such Stop Action and review, the parties shall negotiate appropriate revisions to the Prices, Functional Test Plan or other terms of this Agreement with respect to future Product deliveries.

         8.3 Adaptec Testing. Adaptec will use the Functional Test Plan, which has been approved by Purchaser, to test each Product. Adaptec shall fully test all products delivered hereunder in accordance with its ICT and with the applicable Functional Test Plan.

         8.4 Training on RMA Testers. Within thirty (30) days after the Effective Date, upon Purchaser's request and at the mutual convenience of the parties, Adaptec shall provide to two (2) representatives of Purchaser training on the maintenance and operation of the RMA ("Chop Top") Testers to be transferred to Purchaser under the Asset Transfer Agreement. Adaptec shall provide up to thirty (30) hours of such training at Adaptec's facility in Milpitas. Upon the conclusion of such training, the RMA Testers shall be delivered to Purchaser, F.O.B. Adaptec's facility in Milpitas.

     9.  ACCEPTANCE AND REJECTION OF PRODUCTS

         Any Product Delivered hereunder shall be deemed accepted by Purchaser unless Adaptec receives written notice of a defect or non-conformity with respect to such Product within thirty (30) days of shipment to Purchaser or its Customer. In the event a Product appears not to conform to the Specifications, Purchaser shall promptly notify Adaptec and afford Adaptec a reasonable opportunity to inspect such Product. No Product shall be returned to Adaptec without compliance with Adaptec's Return Material Authorization ("RMA") procedures, a current version of which is attached hereto as Exhibit D.

     10. WARRANTY

         10.1 Materials and Workmanship. Adaptec warrants that the Products purchased and Delivered hereunder will, for a period of one (1) year ("Warranty Period"), commencing on the date of Delivery, be free from defects in material and workmanship and conform to the Specifications. Notwithstanding the foregoing, the warranty in this Section 10.1 will not extend to defects attributable to the Product design or defects arising from compliance with the Specifications or defects in the Functional Test Plan.

         10.2 Warranty Remedy. If any Product is found to breach the warranty specified in Section 10.1 during the Warranty Period, Purchaser may send a notice to Adaptec informing it of the breach of warranty and shall provide appropriate failure analysis data indicating the defect or failure mode. Upon Adaptec's confirmation of such failure analysis data, Adaptec shall reimburse Purchaser for the lesser of its actual cost of repair of such defective Product and the actual purchase price paid by Purchaser for such defective Product. Subject to confirmation of a defect, Adaptec will make payment of any reimbursement or refund within thirty (30) days of receipt of the failure analysis data and documentation of Purchaser's actual cost of repair or, if repair is not appropriate, an explanation of why repair is not appropriate.

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         10.3 No Liability. Adaptec shall have no liability or obligation to
Purchaser under this Section 10 with respect to any Products which have been subjected to abuse, misuse, improper use, negligence, accident, alteration, repair or rework performed by unauthorized parties.

         10.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.1, THE PRODUCTS ARE PROVIDED "AS IS" AND ADAPTEC MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

     11. PRODUCT CHANGES

         11.1 On Adaptec's Notice. In no event shall Adaptec make any modification to the form, fit or function of the Products without Purchaser's prior written approval, which shall not be unreasonably withheld or delayed.

         11.2 At Purchaser's Request. Should Purchaser desire modifications in the Product which do not affect fit, form or function, Purchaser shall submit its request to Adaptec in writing, and Adaptec shall use reasonable commercial efforts to respond to such request in writing within five (5) business days, setting forth the impact of such proposed change on the performance of the Services and the Price of the Products. Any change affecting, safety or necessary for proper functioning of the Products will be implemented by Adaptec as soon as possible. Unless the parties agree otherwise, requested changes will not affect the Products already scheduled or rescheduled for Delivery as of the date such request is received by Adaptec. Purchaser shall be responsible for payment for any inventory which is made obsolete or any yield loss as a consequence of the implementation of the change.

         11.3 Change Management. All changes to a Product shall be subject to Adaptec's standard change management procedure.

     12. TRADEMARK LICENSE

         12.1 Trademark License. Subject to the terms and conditions of this Agreement, Adaptec hereby grants to Purchaser and Purchaser accepts a worldwide, nontransferable, fully-paid and royalty-free right and license to use the Adaptec trademarks "AIC", "Adaptec" and the Adaptec stylized "a" logotype (the "Adaptec Marks") solely as affixed by Adaptec to Products and corresponding packaging supplied by Adaptec to Purchaser hereunder. Purchaser acknowledges and agrees that Adaptec owns and will continue to own all right, title and interest in and to the Adaptec Marks and any and all goodwill therein and thereto, whether arising as a result of Purchaser's use of the Adaptec Marks or otherwise. Purchaser hereby assigns and, if and as Adaptec may request in the future, agrees to assign and affirm assignment to Adaptec of all such right, title and interest in the Adaptec Marks and related goodwill. If requested by Adaptec, Purchaser will cooperate with Adaptec in securing any trademark registrations and other indicia of ownership for which Purchaser's cooperation is required as a matter of applicable local law as a result of Purchaser's use of the

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Adaptec Marks. Purchaser agrees to use the Adaptec Marks only in the exact manner of use by Adaptec.

         12.2 Private Labeling. If Purchaser repackages Products received from Adaptec, Purchaser agrees to repackage in packaging using Purchaser's marks and to sticker over Adaptec Marks with Purchaser's marks. Purchaser further agrees to use commercially reasonable efforts to cease all use of the Adaptec Marks as soon as feasible.

     13. FREEDOM OF ACTION

         Purchaser is aware that Adaptec is in the business of developing and manufacturing products similar to the Products, and intends to continue to manufacture the same in the future. Nothing, in this Agreement shall limit the ability of Adaptec to produce products or portions of products which are similar to the Products for customers other than Purchaser, either during the term of this Agreement or after its termination, provided that in doing so, Adaptec does not infringe Purchaser's intellectual property rights or breach the terms of the Asset Transfer Agreement or Technology License Agreement entered into between the parties contemporaneously herewith.

     14. PROPRIETARY RIGHTS INDEMNITY

         14.1 Adaptec Indemnity. Adaptec shall, at its expense and at Purchaser's request, defend any claim or action brought against Purchaser, and Purchaser's subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, to the extent it is based on a claim that the manufacturing process for the Products infringes any patent, copyright, mask work right or other intellectual property right, or misappropriates any trade secret, of a third party ("Claim"). Adaptec shall pay all costs of defense and settlement, together with any judgment which may be finally awarded; provided:
(a) Purchaser gives Adaptec reasonably prompt notice in writing of any such Claim and permits Adaptec, through counsel of its choice, to defend and/or settle such Claim; and (b) Purchaser provides Adaptec information, assistance and authority, at Adaptec's expense, to enable Adaptec to defend such Claim. Adaptec shall not be responsible for any settlement made by Purchaser without Adaptec's written permission.

         14.2 Exceptions. Adaptec will not have liability under this Section 14 to the extent that the Claim results from (a) the use of the Purchaser Documentation or otherwise from the Product design or features; or (b) Purchaser's combination, operation, or use of the Products with designs, devices, parts, or software not supplied by Adaptec (including, but not limited to, Purchaser Components).

         14.3 Purchaser Indemnity. Purchaser shall, at its expense and at Adaptec's request, defend any claim or action brought against Adaptec, and Adaptec's subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, to the extent it is based on a claim that the Purchaser Documentation, the Product design or any third party intellectual property incorporated in Product at the direction of Purchaser, infringes any patent, copyright, mask work right or other intellectual property right, or misappropriates any trade secret, of a third party ("Claim"). Purchaser shall pay all costs of defense and settlement, together with any judgment which may be finally

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awarded, provided: (a) Adaptec gives Purchaser reasonably prompt notice in writing of any such suit and permits Purchaser, through counsel of its choice, to defend and/or settle such Claim; and (b) Adaptec provides Purchaser information, assistance and authority, at Purchaser's expense, to enable Purchaser to defend such Claim. Purchaser shall not be responsible for any settlement made by Adaptec without Purchaser's written permission.

         14.4 Exceptions. Purchaser will not have liability under this Section 14 to the extent that such Claim results from Adaptec's manufacturing process.

     15. GENERAL INDEMNITY

         Each party hereto (the "Indemnifying Party") shall, at its own expense, defend the other party, and its subsidiaries, affiliates, directors, officers, employees, agents and independent contractors (collectively, the "Indemnified Party"), from and against any and all loss, cost, liability or expense (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with the negligence of the Indemnifying Party's agents and employees. Such indemnity shall include claims brought with respect to the defective design of the Product for which Purchaser shall be the indemnifying party. The Indemnifying Party shall pay all costs of defense and settlement, together with any judgment which may be finally awarded; provided:
(a) the Indemnified Party gives the Indemnifying Party reasonably prompt notice in writing of any such suit and permits the Indemnifying Party, through counsel of its choice, to defend and/or settle such Claim; and (b) the Indemnified Party provides the Indemnifying Party information, assistance and authority, at the Indemnifying, Party's expense, to enable the Indemnifying Party to defend such Claim. The Indemnifying, Party shall not be responsible for any settlement made by the Indemnified Party without the Indemnifying Party's written permission.

     16. TERMINATION

         16.1 Termination Without Cause. Purchaser may, for any reason or for no reason whatsoever, terminate this Agreement, in whole, or in part, upon two (2) months advance notice to Adaptec.

         16.2 Effect Of Termination Without Cause. In the event Purchaser terminates this Agreement pursuant to Section 16.1, Purchaser shall immediately pay to Adaptec all amounts due to Adaptec, including the full purchase price for all outstanding Purchase Orders, the full purchase price of all Risk-buy Inventory not incorporated into Products, and the then-current price of all Unique Inventory not incorporated into Products.

         16.3 Termination For Default. Either party may suspend its performance and/or terminate this Agreement immediately upon written notice at any time if:

              (a) The other party is in material breach of any warranty, term, condition or covenant of this Agreement other than those contained in Section 17 and fails to cure that breach within thirty (30) days after written notice of that breach and of the first party's intention to suspend its performance or terminate;

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              (b) The other party is in material breach of any warranty, term, condition or covenant of Section 17; or

              (c) The other party: (i) becomes insolvent; (ii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (iii) makes a general assignment for the benefit of creditors.

         16.4 Effect of Termination in General. The following terms apply to any termination under this Agreement, including without limitation, termination for convenience and for default:

              (a) Immediately upon any termination of this Agreement, Adaptec shall, to the extent and at times specified by Purchaser, stop all work on outstanding Purchase Orders, incur no further direct cost, and protect all property in which Purchaser has or may acquire an interest pursuant to this
Section 16.

              (b) Immediately upon any termination of this Agreement, each party will return to the other party or, pursuant to the other party's written instructions, destroy all materials in its possession containing Confidential Information of the other party. Returned Confidential Information materials shall be shipped freight collect. In addition Adaptec shall immediately deliver to Purchaser any and all Purchaser Technology, Inventory or other property of the Purchaser within Adaptec's possession or control. Such items shall be delivered FOB Singapore. Notwithstanding the foregoing, Adaptec shall have no obligation to deliver any Inventory until and unless Purchaser has paid in full all amounts due to Adaptec.

              (c) Unless this Agreement is terminated pursuant to Section 16.1 or by Adaptec pursuant to Section 16.3, Purchaser shall reimburse Adaptec for
(i) the full purchase price paid by Adaptec, including freight, tax, and other costs paid by Adaptec, of all Risk-buy Inventory which is not incorporated into Products, and (ii) the then-current price for all Unique Inventory which is not incorporated into Products. Such reimbursement shall be paid for as provided in
Section 7.

              (d) If this Agreement is terminated by Adaptec pursuant to Section 16.3, then Purchaser shall immediately pay to Adaptec all amounts due to Adaptec, including the full purchase price for all outstanding Purchase Orders, the fall purchase price of all Risk-buy Inventory not incorporated into Products, and the then-current price for all Unique Inventory not incorporated into Products.

              (e) If this Agreement is terminated by Purchaser pursuant to
Section 16.3, then Purchaser shall pay to Adaptec amounts due for Products Delivered to Purchaser, the full purchase price of all Risk-buy Inventory not incorporated into Products, and the then-current price for all Unique Inventory not incorporated into Products, but Purchaser shall have no obligation to pay for unfilled Purchase Orders.

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              (f) Notwithstanding any termination of this Agreement, the provisions of Section 7, 9, 10, 12, 13, 14, 15, 17, 18 and the relevant sections of Sections 16 and 19 shall remain in effect.

         16.5 Transition Assistance. In connection with the transition of the manufacture of the Products to Purchaser's designated third party manufacturer, Adaptec will provide up to forty (40) hours of transition assistance in connection with the production of the Products and the use of the ICT test fixtures and Functional Testers, including maintenance and debugging of the Functional Testers, to such manufacturer at its own or its designated facilities. Purchaser shall request such assistance at least thirty (30) days prior to the expiration of this Agreement and provision of the assistance shall be scheduled at the mutual convenience of the affected parties. Subject to reimbursement of the reasonable travel costs incurred by Adaptec's personnel in connection with such training, which shall be billed to Purchaser and paid as provided in Section 7, such training shall be provided at no charge. Should Purchaser desire additional transition assistance, Purchaser may make a written request for a quotation for the provision of such technical assistance. Adaptec shall provide such quotation for such additional assistance as is reasonably requested by Purchaser and shall provide the technical assistance quoted upon Purchaser's written acceptance of the quotation.

     17. CONFIDENTIALITY

         Each party will protect the other's Confidential Information in accordance with the terms of the MNDA. Notwithstanding the terms of the MNDA, Purchaser may disclose the terms and conditions of this Agreement to investors and potential investors, subject to such parties' agreement to maintain such terms and conditions in confidence.

     18. LIMITATION OF LIABILITY

         EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND EXCEPT AS SET FORTH IN SECTIONS 14 AND 15, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR DAMAGES TO THE OTHER PARTY'S BUSINESS REPUTATION HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

     19. GENERAL

         19.1 Notice. Any notice shall be considered given if delivered personally or if sent by either party to the other by prepaid Federal Express, registered or certified mail, or by telefax (followed by a confirming hard copy) addressed to the address specified below, or to such other address as the party provides by written notice:

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


         If to Adaptec:

              Adaptec, Inc.
              691 S. Milpitas Boulevard
              Milpitas, California 95035

              Attention: Vice President, Operations
              cc: General Counsel

         If to Purchaser:

              Chaparral Technologies, Inc.
              1951 South Fordham Street
              Longmont, CO 80503

              Attention: President

         19.2 Assignment. Neither party shall assign any of its rights or privileges hereunder without the prior written consent of the other party; provided, however, that Adaptec may subcontract the performance of any or all of the Services without Purchaser's consent. Any attempt at assignment in derogation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their subsidiaries, and their respective successors and assigns.

         19.3 Damage Limitation. INDEPENDENTLY OF ANY OTHER REMEDY LIMITATION HEREOF AND NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY SUCH LIMITED REMEDY, THE PARTIES AGREE THAT IN NO EVENT SHALL ADAPTEC BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND UNDER THIS AGREEMENT.

         19.4 Allocation of Risk. The parties acknowledge and affirm that the sections on limitation of liability, warranties and disclaimer of warranties and damage limitation in this Agreement allocate the risks between the parties. This allocation is reflected in the pricing of the Products and is an essential element of the basis of the bargain between the parties.

         19.5 Export Control.

              (a) Representation. Purchaser agrees to comply strictly and fully with all export controls imposed on the Products by any country or organization in whose jurisdiction Purchaser operates or does business. Purchaser will not knowingly, export or reexport any Product to any country prohibited under United States Export Administration Regulations, without first obtaining a valid license to so export or reexport the Products.

              (b) Responsibility. All export permits, import certificates, insurance, duty, customs clearance charges and/or licenses and related costs will be Purchaser's responsibility.

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


         19.6 Waiver. No failure or delay on the part of either party in the exercise of any right or privilege hereunder shall operate as a waiver thereof or as a waiver of the exercise of any other right or privilege hereunder, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right or privilege.

         19.7 Governing Law; Attorneys' Fees. This Agreement shall be governed by and enforced in accordance with California law as applied to contracts entered into in California by California residents to be performed entirely within the State of California. Any action arising out of any dispute between any of the parties to this Agreement with respect to any of the transactions contemplated by this Agreement shall be brought in either the Superior Court for the City and County of Santa Clara, or the United States District Court for the Northern District of California, and each of the parties hereto hereby submits itself to the jurisdiction of such courts for purposes of any such action. In the event either party is required to seek legal recourse to enforce its rights hereunder, such party shall be entitled to receive, in addition to any other award, all costs in connection therewith, including reasonable attorneys' fees.

         19.8 Titles. Any titles included herein are for convenience only and are not to be used in the interpretation of this Agreement.

         19.9 Severability. If any provision of this Agreement is held to be ineffective, unenforceable or illegal for any reason, such provision partially will be enforced to the maximum extent permitted by law, and the remainder of this Agreement will remain in full force and effect.

         19.10 Force Majeure. Neither of the parties shall be deemed to be in default of this Agreement to the extent any failure to perform hereunder is a result of conditions beyond the other party's reasonable control, including but not limited to, acts of God, war, strikes, fires, floods, earthquakes, work stoppages and embargoes, material shortages, subcontractor delays, equipment or other facilities failures (which delays or failures are beyond the reasonable control, without negligence, of the defaulting party), and neither party shall have the right to terminate this Agreement for any such delay or default on the part of the other party.

         19.11 Integration. This Agreement and its Exhibits embodies the entire understanding of the parties and supersedes any prior agreements, representations or understandings between the parties as it relates to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by duly authorized representatives of each party.

         19.12 Publicity. Except as required by law, neither party will disclose the existence or terms of this Agreement to any third party without the express written consent of the other, which consent shall not unreasonably be withheld or delayed.

         19.13 Relationship. The parties are independent contractors. Nothing contained herein and no action taken pursuant hereto shall constitute the parties as joint ventures or the agents of the other party for any purpose or in any sense whatsoever.

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


         19.14 Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original, and together which constitute the Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

                                       ADAPTEC, INC.
------------------------------------   ("Adaptec")
("Purchaser")

By: /s/ Michael J. Gluck               By: /s/ Larry Boucher
    -------------------------------       --------------------------------

Name: Michael J. Gluck                 Name: Lawrence Boucher
     ------------------------------         ------------------------------

Title: President and Chief             Title: Chairman of the Board
       Operating Officer                     -----------------------------
      -----------------------------


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